Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TransCanada PipeLines Limited

We consent to the use of our report dated February 13, 2023, on the consolidated financial statements of TC Energy Corporation, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2022, and the related notes, and our report dated February 13, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus included in the registration statement on Form F-10 dated January 17, 2024 of TransCanada PipeLines Limited.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

January 17, 2024